Exhibit 10.4 – Assessment Report for Rico Staete B.V.

ASSESSMENT REPORT

A. Mandate/entry

Date of mandate                                             : June 2007
Client                                                                : Rico Staete B.V.
Mandate given to                                           : D. Grin, real estate adviser
Assessor's address                                        : Oostzijde 295, 1614 MA Zaandam
Telephone                                                        : 06-51393592
Assessment carried out by                           : D. Grin, registered property broker/assessor
Registration                                                     : SCVM, number 03R610SCVM

B. Property

The commercial premises including the land they are erected on and surrounding land and further appurtenances, known locally at 46446 Emmerich (Germany) as Tackenweide 48, consisting of approx. 9.005 m2 rentable floor surface business accommodation as well as 1.478 m2 rentable floor surface office space,

C. Principles

This valuation purports to determining the free private sale value in let condition as well as determining the forced-sale value of the property referred to above in let condition. With regard to this property it is expressly stated that this valuation is an office valuation and that actual inspection of the location did not take place.  This means that we have exclusively relied on current data as was provided to us by customer as well as the data of the valuation report (for the entire complex), carried out by Dr H.H. Flintrop, architect at Emmerich, on 9 January 2001.

D. Details

The property is currently let to Vink Kunststoffe GmbH with an end date of 31 December 2008 (excluding 5 option years). Current rent per year: € 383.468.88.  There are no further particulars known to us with regard to this lease agreement.

E. Value as at entry date

Private sale value in rented condition

In words: four million seven hundred and fifty thousand euro                                                                                                                          € 4.750.000,00

Execution value in rented condition

In words: three million and eight hundred thousand euro                                                                                                                                € 3.800.000,00

F.   Basic assumptions for valuation

As well as the statements in the Definitions and Method, enclosed as an appendix, for this valuation the valuation as indicated in the report by Dr. Flintrop was proceeded from, the most important extracts of which have been appended to this report and are considered to form an integral part of it. Subsequently by way of rental value capitalisation the assessed value was converted back to the current measurements of the valued property.

G. Accountability and liability

The assessment is intended exclusively for the stated purpose and client. No responsibility is accepted for any other use, or for use by persons other than the client and institutions (including financial institutions) inasmuch as these are mentioned by name and all liability is limited to the amount paid in the relevant case under our professional liability insurance. If no institutions are indicated, liability is limited to the client and the financial institution financing the property on the basis of this report and liability is limited to the amount paid in the relevant case under our professional liability insurance. No part of this report may be made available to third parties except with the prior written permission of D. Grin, real estate adviser. All relevant information and data as provided by third parties has been incorporated in this valuation, but no liability is accepted if the information provided to us is incorrect and/or incomplete.

Signed at Zaandam
on 20 June 2007

D. Grin

Appendices

Definitions & Methods

Definitions and method

Definitions

The following value definitions form the basis of the assessment.

The gross market rental value is the amount reasonably owed by the lessee to the lessor in return for exclusive use of the registered property, assuming the customary terms and conditions for the type of registered property and assuming the rental prices usually paid for similar registered properties on the date the value is determined.

The private sale value, at the buyer's expense, is the price in cash that would be paid in a private sale of the registered property, when offered in rented condition and in the manner most suitable for the registered property, after the best preparation, by the highest bidder, without any interest in the registered property, on the date the value is determined.

We have also used the following assumptions:

a)           there is a willing buyer;
b)           there is no compulsory or executorial sale due to bankruptcy;
c)	there is a reasonable period in which negotiations on the sale are completed. We consider this reasonable period to be no more than six months;
d)           the value of the registered property we assessed will remain stable during that period;
e)
the registered property can be freely offered on the market. It is very important for potential buyers to be able to learn of the details of the offer and intended sale through mailings, advertisements and/or the Internet;

f)           no bid will be made by a buyer based on subjective interests;
g)	no exceptions will be made for selling expenses or tax benefits that may arise on the sale of the registered property;
h)	the registered property is free of mortgages and/or attachments and that there are none registered;
i)	no improvements and/or repairs have been prescribed or announced by the government and/or utility companies

The execution value, at the buyer's expense, is the cash price that would be paid on the date the value is determined by the highest bidder in the case of a compulsory sale of the registered property at public auction according to local practice, in which the buyer accepts the registered property in rented condition, with all associated rights and obligations.

Method

The assessment is based on the following methods.

Rental value capitalisation method

The private sale value, at the buyer's expense, is assessed using the gross market rental value of the rentable floor area of the registered property, less property-related business and other expenses. The net market value is capitalised on the basis of a net yield considered realistic under current market conditions. The following criteria are also taken into account:

Market:
- supply and demand of comparable registered properties
- yield trend
- inflation forecast
- current interest rate and expected interest trends

Location:
- location factors
- parking options
- infrastructure
- accessibility by public and private transport
- developments (including construction) in comparable registered properties
- general amenities in the vicinity of the registered property

Registered property:
- business and other expenses
- type and date of construction
- quality of structural and technical facilities
- state of repair
- location and appearance
- options for use

Rental revenue vs market rental value
The cash value of the difference between the current rental revenue and the assessed market rental value is discounted based on the remaining term of the lease agreements.

Expenses deducted:
Transfer tax, notarial fees and register fees have been deducted.

The cost of vacancy, including lost rent, service charges at the owner's expense, rental charges, and cost of advertising and brokerage have been taken into account.

The principles of the value calculations can be found in the calculation models included in the appendices.

Unattached land
The value of the unattached land has been determined using the real market value in relation to the options for use and designation.

Calculation of execution value

Calculation of the execution value, at the buyer's expense, assumes the cash price that the buyer is prepared to pay privately, less expenses and risks for the buyer in the event of forced sale at auction by execution:

- auction charges
- transfer tax
- bidder premium
- cost of vacating property
- increased notarial fee
- any demands
- cancellation expenses.